Exhibit 99.1

For more information, please contact:

ELITE FINANCIAL COMMUNICATIONS GROUP

Dodi Handy, President and CEO, Twitter: dodihandy

Kathy Addison, COO, Twitter: kathyaddison

407-585-1080 or via email at FDTC@efcg.net

OR

FNDS3000 CORP

Joe McGuire, Chief Financial Officer, 904-273-2702

Source: FNDS3000 Corp

FNDS3000 CORP ANNOUNCES FISCAL YEAR 2010 RESULTS

Jacksonville, FL (PR NEWSWIRE) — November 30, 2010 — FNDS3000 Corp (OTC Bulletin Board: FDTC), an international prepaid processing company currently introducing electronic payment solutions to the South African market, today announced its financial and operational results for the fiscal year ended August 31, 2010.

Key Highlights for Fiscal Year 2010 Compared to Fiscal Year 2009

•	Revenue climbed 444% from $88,981 to $484,119.

•	Gross profit margin on sales improved, rising from 24% to 39%.

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After factoring non-cash expenses of $1,359,555, the net loss totaled $4,527,840, or $0.10 loss per basic and diluted share. This compared to a net loss in the previous year of $5,677,725, or $0.17 loss per basic and diluted share, after accounting for $2,124,350 in total non-cash expenses.

As of August 31, 2010, cash and accounts receivable stood at $399,933; total assets were $1,869,089; total current liabilities were $490,058; there was no long-term debt; and stockholders’ equity was $1,379,031.

Operational Highlights for Fiscal Year 2010

•	In December 2009, the Company concluded the Market Test Phase and commenced the Production Rollout of its South African prepaid card programs.

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The number of prepaid cards issued and activated increased from 2,200 Market Test cards as of the end August 2009 to approximately 23,700 as of August 31, 2010; and has subsequently climbed to approximately 35,000 issued and activated cards as of the end of November 2010.

•	During the fiscal year, Rands loaded onto prepaid cards increased from 2.27 million per month to 23.01 million per month.

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Although a majority of the Company’s revenue during Fiscal Year 2010 stemmed from cards issued and activated under its prepaid payroll program, FNDS3000 also benefited from initial traction achieved through early adoption of its prepaid microfinance card program now being offered to micro-lending institutions in South Africa.

Recent Developments

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On October 6, 2010, FNDS3000 announced the implementation of several strategic reorganizational initiatives specifically aimed at streamlining its senior management structure, reducing corporate overhead expenses and strengthening its South African business operations, which included:

•	the reduction of the number of Board members from nine to five;

•	the expansion of Chairman Raymond Goldsmith’s leadership role to include the posts of President and Chief Executive Officer; and

•	freeing up of approximately $1 million in cash and working capital through corporate staff reductions and related corporate cost-cutting programs.

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Later that same month, the Company announced the signing of a $2.5 million, non-brokered equity financing agreement that will be closed in four tranches over a nine-month period. On October 19, 2010, FNDS3000 closed on the first of the four tranches, receiving net proceeds of $1,000,000. The follow-on financings, equal to $500,000 each, are scheduled to occur on or about January 31, 2011; April 1, 2011 and July 1, 2011.

Commenting on the results, Goldsmith noted, “While the Company faced its share of tough times over the past year, we succeeded in launching the Production Rollout of our prepaid card programs, secured financing for the Company and made a point of maintaining a high level of transparency with the investing public. The recent steps we’ve taken to strengthen fundamental aspects of our working capital position and operating platform have allowed us to define an executable plan in South Africa with financial goals and operational objectives that are both realistic and attainable in fiscal 2011. More specifically, our key goals and objectives include:

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Implementing local marketing initiatives in South Africa to promote major new customer wins for our prepaid payroll, microfinance and benefits card programs, and in the process drive notable revenue growth;

•	Further enhancing the functionality of our prepaid processing platform;

•	Identifying other emerging prepaid markets in the international arena to pursue smart expansion opportunities; and

•	Attaining positive cash flow in our South African business operations.”

“As we proceed with our plan, FNDS3000 shareholders can expect that our management team will be dedicated to our growth and the value-driven results we are working to achieve so that our performance can be properly judged…and rewarded,” concluded Goldsmith.

For more detailed information on the fiscal 2010 results, please refer to the Company’s 10-K filed with the U.S. Securities and Exchange Commission yesterday afternoon. To access the report, go to www.sec.gov.

About FNDS3000 Corp

Headquartered in the U.S. with operations in South Africa, FNDS3000 Corp is engaged in executing a series of international growth initiatives designed to position the Company as a major player in the world’s fastest growing payment card segment: prepaid cards. Given that 40% of the adult population in South Africa is currently unbanked or underbanked, FNDS3000’s initial focus has concentrated on offering tailored prepaid card programs and services to business customers in this developing prepaid market, including network branded and closed loop programs that support employee payroll, insurance, medical aid, gift cards, prepaid cellular charges and small-scale international transfer of funds. The Company provides these programs and services through a proven, proprietary U.S. processing platform that has been designed for international and cross border capability. For more information, please visit www.FNDS3000.com, or follow us on Twitter @_FNDS3000.

Forward Looking Statements

Matters discussed in this press release contain forward looking statements. Investors are cautioned that such forward looking statements involve risk and uncertainties, which could significantly impact the actual results, performance, or achievements of the Company. Such risks and uncertainties include, but are not limited to, the potential loss of our relationships with each of the parties that sponsor our cards and banks that manufacture, issue, and own the cards; the loss of our service providers; security breaches of our electronic information; the inability to raise sufficient capital to fund its operations; and other risks as may be detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to publicly update or revise its forward looking statements even if experience or future events make it clear that any of the projected results expressed or implied herein will not be realized.